Exhibit 99.1

News Release
First Midwest Bancorp, Inc.
One Pierce Place, Suite 1500
Itasca, Illinois 60143
(630) 875-7450

FOR IMMEDIATE RELEASE	CONTACT:	Paul F. Clemens

Chief Financial Officer
(630) 875-7347

TRADED:	NASDAQ Global Select Market	www.firstmidwest.com
SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES 2010

FIRST QUARTER RESULTS

Solid Core Operating Earnings – Improved Credit Quality – Strengthened Capital

Operating Performance

•

Net income available to common shareholders of $5.4 million, or $0.08 per share, for first quarter 2010 vs. a net loss of $39.5 million, or $(0.73) per share, for fourth quarter 2009 and net income available to common shareholders of $3.2 million, or $0.07 per share, for first quarter 2009.

•	Pre-tax, pre-provision core operating earnings of $31.6 million, in line with fourth quarter 2009.

•	Average core transactional deposits up $477.9 million, or 13.9%, from first quarter 2009.

•	Tax equivalent net interest margin of 4.28% for first quarter 2010, up 24 basis points from fourth quarter 2009 and 61 basis points from first quarter 2009.

Capital and Credit

•	Common equity offering of $196.7 million completed in January 2010.

•	Tangible common equity to tangible assets of 9.17%, up 288 basis points, or 45.8%, from fourth quarter 2009.

•	Non-performing assets reduced $44.2 million from December 31, 2009 and $5.7 million from March 31, 2009.

•	Loan loss reserves to non-performing loans of 65% at March 31, 2010, compared to 58% at December 31, 2009 and 45% at March 31, 2009.

ITASCA, IL, APRIL 21, 2010 – First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank, today reported results of operations and financial condition for first quarter 2010. Net income for the quarter was $8.1 million, before adjustment for preferred dividends and non-vested restricted shares, with net income of $5.4 million, or $0.08 per share, available to common shareholders after such adjustments. This compares to net loss available to common shareholders of $39.5 million, or $(0.73) per share, for fourth quarter 2009 and net income available to common shareholders of $3.2 million, or $0.07 per share, for first quarter 2009.

Summary Update

In making the announcement, Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc., said, “Performance for the quarter was on plan, reflecting consistent, solid core earnings and improvement in our underlying credit performance. Supported by a continuing sales focus on clients’ financial needs, our loan levels remained stable and core deposit inflows increased helping net interest margins to expand. As we closed the quarter, net interest margins stood 61 basis points, or 18%, higher than a year ago. Importantly, our efforts to remediate problem credits also showed positive results with non-performing assets declining 13% from year end, while past due loan levels fell for the 5th consecutive quarter.”

Mr. Scudder continued, “While the economy is showing signs of improvement, the environment remains challenging as we strive to reduce problem asset levels and absorb higher credit remediation costs. During the quarter, we raised $196.7 million in common equity, solidifying an already well-capitalized balance sheet. This capital foundation, combined with our ability to generate strong core earnings, serves as a business advantage, leaving us better positioned to both navigate the credit cycle and pursue opportunities to enhance our core business.”

Operating Performance

The Company generated another solid quarter of pre-tax, pre-provision core operating earnings of $31.6 million for first quarter 2010, compared to $32.7 million for fourth quarter 2009 and $36.7 million for first quarter 2009. The decrease from first quarter 2009 of $5.1 million was due primarily to increased expenses incurred to remediate problem assets, including expenses related to foreclosure and maintenance of other real estate owned (“OREO”). A reconciliation of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to the non-GAAP financial measures of pre-tax, pre-provision core operating earnings is presented on page 11 of this earnings release.

Total loans as of March 31, 2010 were $5.2 billion, relatively unchanged from December 31, 2009, and down $191.3 million from March 31, 2009, due primarily to an almost 40% decline in the residential and commercial construction loan portfolios, as the Company continued to remediate and reduce exposure to these lending categories throughout the year. Apart from these categories, the Company continued to lend as reflected in an increase for certain other commercial real estate loan portfolios.

Covered assets were $207.6 million at March 31, 2010, as compared to $223.2 million at December 31, 2009 and consist of loans and other real estate owned acquired from the former First DuPage Bank in an FDIC-assisted transaction, as well as a receivable from the FDIC. These assets earned a yield of 5.76% for the quarter.

Average core transactional deposits for first quarter 2010 were $3.9 billion, an increase of $477.9 million, or 13.9%, from first quarter 2009. The increase was primarily due to targeted sales activities and customers’ desires to maintain more liquid deposits, which were reflected in a significant increase in money market balances.

Tax-equivalent net interest margin was 4.28% for first quarter 2010, an increase from 4.04% for fourth quarter 2009 and 3.67% for first quarter 2009. The yield on average earning assets for first quarter 2010 improved 12 basis points compared to fourth quarter 2009, while the Company’s cost of funds declined 12 basis points compared to fourth quarter 2009. Wider spreads obtained on fixed and floating rate loan originations, greater core deposit inflows, and lower balances of time deposits and wholesale borrowings contributed to the improvement in the margin.

The yield on average earning assets for first quarter 2010 declined 2 basis points compared to first quarter 2009, while the Company’s cost of funds declined 68 basis points compared to the same period in 2009. Sales of approximately $1 billion in securities since March 31, 2009 lowered the yield by approximately 16 basis points, while the proceeds were used to significantly reduce comparatively more expensive time deposits and wholesale borrowings. Additionally, wider spreads on loan originations substantially offset the decline in the investment portfolio yield.

Fee-based revenues of $20.0 million were relatively flat compared to first quarter 2009 and down 8.8% from fourth quarter 2009, reflecting normal seasonal trends. Year-over-year increases in trust and advisory services, merchant processing, and card-based fees were offset by a 7.3% decline in service charges on deposits.

For first quarter 2010, noninterest expense increased $17.1 million compared to first quarter 2009. The increase was substantially due to losses and expenses related to OREO and expenses incurred to remediate problem loans. The year-over-year increase in salaries and employee benefits of $3.5 million was due primarily to the increase in fair value of underlying investments for the Company’s non-qualified deferred compensation plan. Such increase is partially offset by a corresponding increase in other noninterest income.

Asset Quality

Non-performing assets as of March 31, 2010 were $291.8 million, down $44.2 million, or 13.2%, compared to December 31, 2009, and down $5.7 million, or 1.9%, from March 31, 2009. The improvement was driven by disposals of other real estate owned, primarily residential properties, in addition to charge-offs and the return of restructured loans to performing status.

Nonperforming loans represented 4.31% of total loans at March 31, 2010, compared to 4.77% and 4.78% at December 31, 2009 and March 31, 2009, respectively. Loans 30-89 days delinquent have trended downward for the past 5 quarters and totaled $28.0 million at March 31, 2009, down $9.9 million from December 31, 2009 and $26.3 million from March 31, 2009.

The reserve for loan losses represented 2.79% of total loans outstanding at March 31, 2010, compared to 2.78% at December 31, 2009 and 2.15% at March 31, 2009. The reserve for loan losses as a percentage of nonperforming loans improved to 65% at March 31, 2010, compared to 58% at December 31, 2009 and 45% at March 31, 2009. The provision for loan losses for first quarter 2010 of $18.4 million exceeded charge-offs of $18.3 million and improved as compared to $93.0 million and $48.4 million for fourth quarter 2009 and first quarter 2009, respectively.

Other real estate owned was $62.6 million at March 31, 2010, compared to $57.1 million at December 31, 2009 and $39.0 million at March 31, 2009. The Company disposed of $22.7 million of OREO during first quarter 2010 at a loss of $5.5 million. The Company also recorded a $2.3 million write down on a single residential construction property that was reappraised. This compares to a loss of $315,000 for first quarter 2009. In addition, insurance, taxes, repairs, and other costs related to OREO were $2.2 million greater than first quarter 2009.

During first quarter 2010, the Company returned loans totaling $27.9 million to performing status that were classified as troubled debt restructurings at December 31, 2009, as a result of satisfactory payment performance after the modification of the loans.

Securities Portfolio

Approximately 95% of the Company’s $1.2 billion available-for-sale portfolio remains highly liquid and is comprised of municipals, collateralized mortgage obligations (“CMOs”), and agency pass-through securities. The remainder consists of trust-preferred collateralized debt obligation pools (“CDOs”) with a fair value of $12.1 million and an unrealized loss of $39.4 million, and miscellaneous other securities totaling $36.5 million.

Net securities gains were $3.1 million for first quarter 2010 and were net of an other-than-temporary impairment charge of $2.8 million associated with the Company’s CDOs.

Capital Management

In January 2010, the Company issued a total of 18,818,183 shares of common stock at a price of $11.00 per share, which resulted in a $196.7 million increase in stockholders’ equity, net of the underwriting discount and related expenses. The proceeds are being used by the Company for general operating purposes. As a result, regulatory and tangible common equity ratios were significantly improved in comparison to December 31, 2009. As reflected in the following table, all regulatory mandated ratios for characterization as “well-capitalized” were significantly exceeded as of March 31, 2010.

	March 31, 2010	December 31, 2009	Minimum “Well- Capitalized” Level	Excess Over Required Minimums at March 31, 2010
				(Amounts in millions)
Regulatory capital ratios:

Total capital to risk-weighted assets	17.21%	13.92%	10.00%	72%	$460
Tier 1 capital to risk-weighted assets	15.15%	11.87%	6.00%	153%	$584
Tier 1 leverage to average assets	13.06%	10.18%	5.00%	161%	$597

Regulatory capital ratios, excluding preferred stock:
Total capital to risk-weighted assets	14.18%	10.92%	10.00%	42%	$267
Tier 1 capital to risk-weighted assets	12.13%	8.87%	6.00%	102%	$391
Tier 1 leverage to average assets	10.45%	7.61%	5.00%	109%	$404

Tier 1 common capital to risk-weighted assets	10.80%	7.55%	N/A	N/A	N/A
Tangible equity ratios:
Tangible common equity to tangible assets	9.17%	6.29%	N/A	N/A	N/A
Tangible common equity, excluding other comprehensive loss, to tangible assets	9.42%	6.54%	N/A	N/A	N/A
Tangible common equity to risk-weighted assets	10.50%	7.26%	N/A	N/A	N/A

The Board of Directors reviews the Company’s capital plan each quarter, giving consideration to the current and expected operating environment, as well as an evaluation of various capital alternatives.

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through approximately 100 offices located in 63 communities, primarily in metropolitan Chicago.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook and related matters will be held on Wednesday, April 21, 2010 at 10:00 A.M. (ET). Members of the public who would like to listen to the conference call should dial (800) 322-2803 (U.S. domestic) or (617) 614-4925 (international) and enter passcode number 974 20 234. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (888) 286-8010 (U.S. domestic) or (617) 801-6888 (international) passcode number 741 75 560 beginning at 12:00 P.M. (ET) on April 21, 2010 until 11:59 P.M. (ET) on April 28, 2010. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•	Operating Highlights, Balance Sheet Highlights, and Capital Ratios

•	Condensed Consolidated Statements of Financial Condition

•	Condensed Consolidated Statements of Income

•	Pre-Tax, Pre-Provision Core Operating Earnings

•	Loan Portfolio Composition

•	Asset Quality

•	Charge-off Data

•	Securities Available-for-Sale

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information (totaling 4 pages) are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated April 21, 2010

Operating Highlights

Unaudited
(Dollar amounts in thousands except per share data)	Quarters Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Net income (loss)	$8,081	$(37,491)	$5,727
Net income (loss) applicable to common shares	5,428	(39,542)	3,155
Diluted earnings (loss) per common share	$0.08	$(0.73)	$0.07
Return on average common equity	2.38%	(19.84%)	1.78%
Return on average assets	0.43%	(1.92%)	0.28%
Net interest margin	4.28%	4.04%	3.67%
Efficiency ratio	58.41%	58.48%	52.33%

Balance Sheet Highlights

Unaudited

(Dollar amounts in thousands except per share data)	As Of
	March 31, 2010	December 31, 2009	March 31, 2009
Total assets	$7,592,907	$7,710,672	$8,252,576
Total loans, excluding covered loans	5,195,874	5,203,246	5,387,128
Total deposits	5,864,104	5,885,279	5,508,382
Total stockholders’ equity	1,143,768	941,521	903,612
Common stockholders’ equity	950,768	748,521	710,612
Book value per share	$12.84	$13.66	$14.61
Period end shares outstanding	74,046	54,793	48,628

Capital Ratios

Unaudited

	As Of
	March 31, 2010	December 31, 2009	March 31, 2009
Regulatory capital ratios:
Total capital to risk-weighted assets	17.21%	13.92%	14.62%
Tier 1 capital to risk-weighted assets	15.15%	11.87%	11.85%
Tier 1 leverage to average assets	13.06%	10.18%	9.60%

Regulatory capital ratios, excluding preferred stock:
Total capital to risk-weighted assets	14.18%	10.92%	11.70%
Tier 1 capital to risk-weighted assets	12.13%	8.87%	8.93%
Tier 1 leverage to average assets	10.45%	7.61%	7.23%

Tier 1 common capital to risk-weighted assets	10.80%	7.55%	7.04%

Tangible common equity ratios:
Tangible common equity to tangible assets	9.17%	6.29%	5.36%
Tangible common equity, excluding other comprehensive loss, to tangible assets	9.42%	6.54%	5.83%
Tangible common equity to risk-weighted assets	10.50%	7.26%	6.47%

First Midwest Bancorp, Inc.	Press Release Dated April 21, 2010

Condensed Consolidated Statements of Financial Condition

Unaudited	March 31,

(Dollar amounts in thousands)	2010	2009

Assets

Cash and due from banks	$97,251	$103,586
Funds sold and other short-term investments	29,663	3,741
Trading account securities, at fair value	14,114	10,885
Securities available-for-sale, at fair value	1,152,039	1,901,919
Securities held-to-maturity, at amortized cost	90,449	81,566
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	59,428	54,768
Loans	5,195,874	5,387,128
Reserve for loan losses	(144,824)	(116,001)

Net loans	5,051,050	5,271,127

Other real estate owned	62,565	38,984
Covered assets	207,609	—
Premises, furniture, and equipment	128,180	117,880
Investment in bank owned life insurance	198,201	199,070
Goodwill and other intangible assets	280,477	283,570
Accrued interest receivable and other assets	221,881	185,480

Total assets	$7,592,907	$8,252,576

Liabilities and Stockholders’ Equity

Deposits
Transactional deposits	$3,948,025	$3,522,289
Time deposits	1,899,375	1,943,076
Brokered deposits	16,704	43,017

Total deposits	5,864,104	5,508,382
Borrowed funds	387,163	1,535,752
Subordinated debt	137,737	232,375
Accrued interest payable and other liabilities	60,135	72,455

Total liabilities	6,449,139	7,348,964

Preferred stock	190,392	189,768
Common stock	858	613
Additional paid-in capital	434,704	211,325
Retained earnings	815,395	851,339
Accumulated other comprehensive loss	(18,878)	(37,470)
Treasury stock, at cost	(278,703)	(311,963)

Total stockholders’ equity	1,143,768	903,612

Total liabilities and stockholders’ equity	$7,592,907	$8,252,576

First Midwest Bancorp, Inc.	Press Release Dated April 21, 2010

Condensed Consolidated Statements of Income

Unaudited	Quarters Ended
(Amounts in thousands, except per share data)	March 31, 2010	December 31, 2009	March 31, 2009

Interest Income
Loans	$64,480	$65,668	$65,447
Securities	13,952	14,848	25,682
Covered assets	2,962	1,419	—
Other	385	435	351

Total interest income	81,779	82,370	91,480

Interest Expense
Deposits	10,545	12,774	18,927
Borrowed funds	1,010	1,276	4,632
Subordinated debt	2,286	2,379	3,702

Total interest expense	13,841	16,429	27,261

Net interest income	67,938	65,941	64,219
Provision for loan losses	18,350	93,000	48,410

Net interest income (loss) after provision for loan losses	49,588	(27,059)	15,809

Noninterest Income
Service charges on deposit accounts	8,381	9,977	9,044
Trust and investment management fees	3,593	3,704	3,329
Other service charges, commissions, and fees	4,172	4,280	4,006
Card-based fees	3,893	4,000	3,755

Subtotal, fee-based revenues	20,039	21,961	20,134
Bank owned life insurance income	248	281	541
Securities gains (losses) net	3,057	(5,772)	8,222
Gain on FDIC-assisted transaction	—	13,071	—
Gains on early extinguishment of debt	—	1,267	—
Other	977	939	(126)

Total noninterest income	24,321	31,747	28,771

Noninterest Expense
Salaries and employee benefits	26,884	27,592	23,311
Net occupancy expense	6,040	5,453	6,506
Losses realized on other real estate owned	7,879	14,051	315
Other real estate owned expense, net	2,908	1,642	689
Loan remediation expense	2,001	2,013	519
Federal Deposit Insurance Corporation (“FDIC”) insurance	2,532	2,720	2,361
Equipment expense	2,128	2,208	2,331
Technology and related costs	2,483	2,375	2,240
Other	12,618	12,467	10,122

Total noninterest expense	65,473	70,521	48,394

Income (loss) before taxes	8,436	(65,833)	(3,814)
Income tax expense (benefit)	355	(28,342)	(9,541)

Net income (loss)	8,081	(37,491)	5,727
Preferred dividends	(2,572)	(2,569)	(2,563)
Net (income) loss applicable to non-vested restricted shares	(81)	518	(9)

Net Income (Loss) Applicable to Common Shares	$5,428	$(39,542)	$3,155

Diluted Earnings (Loss) Per Common Share	$0.08	$(0.73)	$0.07
Dividends Declared Per Common Share	$0.01	$0.01	$0.01
Weighted Average Diluted Shares Outstanding	70,469	54,152	48,493

First Midwest Bancorp, Inc.	Press Release Dated April 21, 2010

Pre-Tax, Pre-Provision Core Operating Earnings (1)

Unaudited

(Dollar amounts in thousands)

	Quarters Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Income (loss) before taxes	$8,436	$(65,833)	$(3,814)
Provision for loan losses	18,350	93,000	48,410

Pre-tax, pre-provision earnings	26,786	27,167	44,596

Non-Operating Items

Securities gains (losses), net	3,057	(5,772)	8,222
Gain on FDIC-assisted transaction	—	13,071	—
Gains on early extinguishment of debt	—	1,267	—
Losses realized on other real estate owned	(7,879)	(14,051)	(315)

Total non-operating items	(4,822)	(5,485)	7,907

Pre-tax, pre-provision core operating earnings	$31,608	$32,652	$36,689

Risk-weighted assets	$6,381,679	$6,433,094	$6,600,684
Pre-tax, pre-provision core operating earnings to risk-weighted assets	1.97%	2.03%	2.22%

(1)

The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. As a supplement to GAAP, the Company has provided this non-GAAP performance result. The Company believes that this non-GAAP financial measure is useful because it allows investors to assess the Company’s operating performance. Although this non-GAAP financial measure is intended to enhance investors’ understanding of the Company’s business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP.

First Midwest Bancorp, Inc.	Press Release Dated April 21, 2010

Loan Portfolio Composition

Unaudited

(Dollar amounts in thousands)

	As Of				Percent Change From
	3/31/10	% of Total	12/31/09	3/31/09	12/31/09	3/31/09
Commercial and industrial	$1,454,714	28.0%	$1,438,063	$1,508,175	1.2%	(3.5%)
Agricultural and farmland	200,527	3.9%	209,945	219,178	(4.5%)	(8.5%)
Commercial real estate:
Office, retail, and industrial	1,239,583	23.9%	1,212,965	1,086,987	2.2%	14.0%
Residential construction and land	276,322	5.3%	313,919	466,195	(12.0%)	(40.7%)
Commercial construction and land	233,662	4.5%	231,518	340,215	0.9%	(31.3%)
Multifamily	348,178	6.7%	333,961	311,865	4.3%	11.6%
Investor-owned rental property	121,040	2.3%	119,132	132,049	1.6%	(8.3%)
Other commercial real estate	669,462	12.9%	679,851	593,262	(1.5%)	12.8%

Total commercial real estate	2,888,247	55.6%	2,891,346	2,930,573	(0.1%)	(1.4%)

Consumer:
Home equity	464,655	8.9%	470,523	480,283	(1.2%)	(3.3%)
Real estate 1-4 family	139,840	2.7%	139,983	185,486	(0.1%)	(24.6%)
Other consumer	47,891	0.9%	53,386	63,433	(10.3%)	(24.5%)

Total consumer	652,386	12.5%	663,862	729,202	(1.7%)	(10.5%)

Total loans	$5,195,874	100.0%	$5,203,246	$5,387,128	(0.1%)	(3.6%)

Office, Retail, and Industrial
Office	$396,749	32.0%	$394,228	$346,806	0.6%	14.4%
Retail	346,218	27.9%	331,803	295,336	4.3%	17.2%
Industrial	496,616	40.1%	486,934	444,845	2.0%	11.6%

Total office, retail, and industrial	$1,239,583	100.0%	$1,212,965	$1,086,987	2.2%	14.0%

First Midwest Bancorp, Inc.	Press Release Dated April 21, 2010

Asset Quality

Unaudited

(Dollar amounts in thousands)	As Of
	3/31/10	% of Loan Category	% of Total	12/31/09	3/31/09
Non-accrual loans:
Commercial and industrial	$38,095	2.62%	17.6%	$28,193	$33,245
Agricultural and farmland	2,532	1.26%	1.2%	2,673	12
Office, retail, and industrial	18,204	1.47%	8.4%	21,396	12,769
Residential construction and land	93,412	33.81%	43.2%	112,798	107,766
Commercial construction and land	20,023	8.57%	9.3%	20,864	8,984
Multi-family	8,349	2.40%	3.9%	12,486	6,989
Investor-owned rental property	5,947	4.91%	2.8%	4,351	2,536
Other commercial real estate	15,859	2.37%	7.3%	28,006	4,493
Consumer	13,652	2.09%	6.3%	13,448	6,747

Total non-accrual loans	216,073	4.16%	100.0%	244,215	183,541

90 days past due loans (still accruing interest):
Commercial and industrial	3,938	0.27%	49.2%	1,964	16,208
Agricultural and farmland	—	0.00%	0.0%	—	1,751
Office, retail, and industrial	676	0.05%	8.5%	330	12,719
Residential construction and land	—	0.00%	0.0%	86	20,593
Commercial construction and land	—	0.00%	0.0%	—	2,942
Multi-family	368	0.11%	4.6%	55	3,356
Investor-owned rental property	201	0.17%	2.5%	225	524
Other commercial real estate	23	0.00%	0.3%	130	5,434
Consumer	2,789	0.43%	34.9%	1,289	10,402

Total 90 days past due loans	7,995	0.15%	100.0%	4,079	73,929

Total non-performing loans	224,068			248,294	257,470

Restructured loans, still accruing	5,168			30,553	1,063
Other real estate owned (“OREO”)	62,565			57,137	38,984

Total non-performing assets	$291,801			$335,984	$297,517

30-89 days past due loans	$28,018			$37,912	$54,311
Reserve for loan losses	$144,824			$144,808	$116,001

Asset Quality Ratios
Non-accrual loans to loans	4.16%			4.69%	3.41%
Non-performing loans to loans	4.31%			4.77%	4.78%
Non-performing assets to loans plus OREO	5.55%			6.39%	5.48%
Reserve for loan losses to loans	2.79%			2.78%	2.15%
Reserve for loan losses to non-accrual loans	67%			59%	63%
Reserve for loan losses to non-performing loans	65%			58%	45%

First Midwest Bancorp, Inc.	Press Release Dated April 21, 2010

Charge-off Data

Unaudited

(Dollar amounts in thousands)

	Quarters Ended
	3/31/10	% of Loan Category	% of Total	12/31/09	3/31/09
Net loans charged-off:
Commercial and industrial	$4,463	0.31%	24.3%	$23,320	$12,093
Agricultural and farmland	141	0.07%	0.7%	180	—
Office, retail, and industrial	1,644	0.13%	9.0%	3,265	878
Residential construction and land	4,452	1.61%	24.3%	38,315	10,719
Commercial construction and land	270	0.12%	1.5%	2,715	—
Multifamily	512	0.15%	2.8%	2,325	43
Investor-owned rental property	254	0.21%	1.4%	1,229	120
Other commercial real estate	4,195	0.63%	22.9%	7,907	(51)
Consumer	2,403	0.37%	13.1%	3,205	2,476

Total net loans charged-off	$18,334	0.35%	100.0%	$82,461	$26,278

Net loan charge-offs to average loans, annualized:
Quarter-to-date	1.43%	—	—	6.17%	1.98%
Year-to-date	1.43%	—	—	3.08%	1.98%

First Midwest Bancorp, Inc.	Press Release Dated April 21, 2010

Securities Available-For-Sale

Unaudited

(Dollar amounts in thousands)

	U.S. Treasury and Agency	Collateralized Mortgage Obligations	Other Mortgage Backed	State and Municipal	Collateralized Debt Obligations	Other	Total
As of March 31, 2010
Amortized cost	$755	$269,457	$181,953	$635,036	$51,596	$34,949	$1,173,746
Gross unrealized gains (losses):
Gross unrealized gains	1	8,807	8,533	8,046	—	1,177	26,564
Gross unrealized losses	—	(1,761)	(29)	(6,666)	(39,418)	(397)	(48,271)

Net unrealized gains (losses)	1	7,046	8,504	1,380	(39,418)	780	(21,707)

Fair value	$756	$276,503	$190,457	$636,416	$12,178	$35,729	$1,152,039

As of December 31, 2009
Amortized cost	$756	$299,920	$239,567	$649,269	$54,359	$44,238	$1,288,109
Gross unrealized gains (losses):
Gross unrealized gains	—	10,060	9,897	8,462	—	2,376	30,795
Gross unrealized losses	—	(2,059)	(182)	(6,051)	(42,631)	(1,221)	(52,144)

Net unrealized gains (losses)	—	8,001	9,715	2,411	(42,631)	1,155	(21,349)

Fair value	$756	$307,921	$249,282	$651,680	$11,728	$45,393	$1,266,760

As of March 31, 2009
Amortized cost	$122	$598,367	$344,503	$861,547	$75,922	$56,612	$1,937,073
Gross unrealized gains (losses):
Gross unrealized gains	—	14,094	11,575	9,136	—	104	34,909
Gross unrealized losses	—	(3,120)	(24)	(16,134)	(41,395)	(9,390)	(70,063)

Net unrealized gains (losses)	—	10,974	11,551	(6,998)	(41,395)	(9,286)	(35,154)

Fair value	$122	$609,341	$356,054	$854,549	$34,527	$47,326	$1,901,919